EXHIBIT 15: LETTER REGARDING UNAUDITED INTERIM
                              FINANCIAL INFORMATION



September 4, 1996

To VICORP Restaurants, Inc.:

We are aware that VICORP Restaurants, Inc. has incorporated by reference into the Company's previously filed Registration Statement File Nos. 33-26650, 33-32608, 33-34447, 33-48205, 33-49166 and 33-11003,its Form 10-Q for the
quarter ended July 31, 1996, which includes our report dated August 28, 1996, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statements prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.


Very truly yours,

/s/ Arthur Andersen LLP
    -------------------
    Arthur Andersen LLP